Exhibit 99.1

Frontier Communications
3 High Ridge Park
Stamford, CT 06905
203.614.5600
www.frontier.com
Frontier Communications Reports 2010 First Quarter Results

•	Continued strong operating income and cash flow margins
•	First quarter operating cash flow margin of 54%, as adjusted
•	First quarter dividend payout ratio of 52%
•	Completed financing of $3.2 billion for the Verizon transaction; obtained eight of the nine required state regulatory approvals
•	8,100 High-Speed Internet additions
•	2,800 DISH Network video customer additions
•	Data and internet services revenue up 4% year over year

Stamford, Conn., May 6, 2010 — Frontier Communications (NYSE:FTR) today reported first-quarter 2010 revenue of $519.8 million, operating income of $161.9 million and net income attributable to common shareholders of Frontier of $42.6 million, or $0.14 per share.  After excluding $10.4 million for acquisition and integration costs, net income attributable to common shareholders of Frontier for the first quarter of 2010 would have been $49.1 million, or $0.16 per share.

“Frontier’s first quarter 2010 results show the consistency of our sound financial performance, which was a driving factor in the successful $3.2 billion financing last month for the Verizon transaction,” said Maggie Wilderotter, Chairman and CEO of Frontier Communications. “The market continues to show confidence in Frontier and our transformational transaction with Verizon, a sentiment that was echoed recently in the approvals from the states of Oregon, Washington and Illinois.  We expect to close the transaction at the end of this quarter, and look forward to bringing increased broadband to our new communities.”

Revenue for the first quarter of 2010 was $519.8 million compared to $538.0 million in the first quarter of 2009, a 3 percent decrease.  Revenue declined as a result of decreases in the number of residential and business customers, and in switched access revenue and directory revenue, partially offset by a 4 percent increase in data and internet services revenue. The monthly customer revenue per access line has increased approximately $1.64, or 2%, over the prior year’s first quarter while the monthly total revenue per access line has increased $2.30, or 3%, over the same period, as the Company has continued to successfully sell additional products and services, partially offset by reductions in regulatory revenue. Our exposure to regulatory revenue continues to decline.

Network access expenses and other operating expenses for the first quarter of 2010 were $246.6 million as compared to $260.9 million in the first quarter of 2009, a 5 percent decrease.  Expenses in the first quarter of 2010 include non-cash pension costs of $7.3 million, as compared to $8.2 million in the first quarter of 2009.  Excluding pension costs, network access expenses and other operating expenses declined $13.4 million, or 5%, in 2010 as a result of lower promotional gift costs, marketing expenses and employee costs.
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Acquisition and integration costs of approximately $10.4 million ($0.02 per share after tax) were incurred and expensed during the first quarter of 2010, in connection with our previously announced pending acquisition of approximately 4.1 million access lines (as of March 31, 2010) from Verizon Communications Inc. (Verizon).  The first quarter costs were incurred in connection with our activities to integrate the West Virginia operations, establish the systems capabilities for the video services (FiOS) in three states and for professional services utilized in the regulatory approval process.

Operating income for the first quarter of 2010 was $161.9 million and operating income margin was 31.1 percent compared to operating income of $139.5 million and operating income margin of 25.9 percent in the first quarter of 2009.  The first quarter 2010 increase of $22.4 million is primarily the result of lower amortization expenses associated with an acquisition in 2001, which were fully amortized in June 2009, and lower operating expenses in 2010, partially offset by the reduction in revenue and the acquisition and integration costs incurred in the first quarter of 2010.

Interest expense for the first quarter of 2010 was $93.8 million as compared to $88.7 million in the first quarter of 2009, a $5.1 million or 6 percent increase ($0.01 per share after tax), as a result of refinancing activity, at higher effective interest rates, that occurred in 2009.  Interest expense increased due to the registered offerings of $600.0 million aggregate principal amount of 8.25% senior unsecured notes due 2014, completed in April 2009, and $600.0 million aggregate principal amount of 8.125% senior unsecured notes due 2018, completed in October 2009.  The net proceeds from these offerings were used during 2009 to retire debt that was maturing primarily in 2011 and, to a lesser extent, in 2013.

Income tax expense for the first quarter of 2010 was $32.1 million as compared to $22.1 million in the first quarter of 2009, a $10.0 million or 45 percent increase, primarily due to higher taxable income.  The Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, enacted in March 2010, eliminates the tax deduction beginning in 2013 for the subsidy received under Medicare Part D related to prescription drug costs.  As a result, an existing deferred tax asset was reduced in the first quarter of 2010 by $4.1 million.

Net income attributable to common shareholders of Frontier was $42.6 million, or $0.14 per share, as compared to $36.3 million, or $0.12 per share, in the first quarter of 2009.  The first quarter of 2010 includes acquisition and integration costs of $10.4 million ($6.5 million or $0.02 per share after tax).  The first quarter 2010 increase is primarily the result of the improvement in operating income, partially offset by increased income tax expense and interest expense.

The Company’s residential and business customers declined by approximately 26,600 during the first quarter of 2010.  At March 31, 2010, the Company had 1,230,400 and 138,200 residential and business customers, respectively.

The Company had net additions of approximately 8,100 High-Speed Internet customers during the first quarter of 2010 and had 644,100 High-Speed Internet customers at March 31, 2010. The Company had net additions of approximately 2,800 video customers during the first quarter of 2010 and had 175,800 video customers at March 31, 2010.

Capital expenditures were $69.6 million for the first quarter of 2010, including $29.7 million related to Verizon integration activities.

Operating cash flow, as adjusted and defined by the Company in the attached Schedule B, was $280.7 million for the first quarter of 2010 resulting in an operating cash flow margin of 54.0 percent.  Operating cash flow, as reported, of $262.9 million has been adjusted to exclude $10.4 million of acquisition and integration costs, $7.3 million of non-cash pension costs, and $0.1 million of severance and early retirement costs for the first quarter of 2010.

Free cash flow, as defined by the Company in the attached Schedule A, was $152.0 million for the first quarter of 2010.  The Company’s dividend represents a payout of 52 percent of free cash flow for the first quarter of 2010.

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For the full year of 2010, the Company affirms its previously reported expectations that capital expenditures and free cash flow for its existing business operations, excluding acquisition/integration costs and capital expenditures, will be within a range of $220.0 million to $240.0 million and $450.0 million to $475.0 million, respectively.

Verizon Transaction Update
On April 12, 2010, Frontier announced that New Communications Holdings Inc. (“Spinco”), a subsidiary of Verizon, had completed its private placement of $3.2 billion aggregate principal amount of Senior Notes.  The gross proceeds of the offering were deposited into an escrow account.  Spinco intends to use the net proceeds from the offering to fund the entire required special cash payment to Verizon in connection with the spin-off of Spinco to Verizon’s shareholders and the subsequent merger of Spinco with and into Frontier.  Eight of the nine required state regulatory approvals for the Verizon transaction have been obtained. Regulators in West Virginia and the Federal Communications Commission must still approve the transaction or related transfers. On April 16, 2010, Verizon delivered a notification to Frontier that the segregation of the Spinco business (other than the portion conducted in West Virginia) from Verizon’s other businesses had been completed.

The Company uses certain non-GAAP financial measures in evaluating its performance. These include free cash flow and operating cash flow.  A reconciliation of the differences between free cash flow and operating cash flow and the most comparable financial measures calculated and presented in accordance with GAAP is included in the tables that follow. The non-GAAP financial measures are by definition not measures of financial performance under GAAP and are not alternatives to operating income or net income reflected in the statement of operations or to cash flow as reflected in the statement of cash flows and are not necessarily indicative of cash available to fund all cash flow needs.  The non-GAAP financial measures used by the Company may not be comparable to similarly titled measures of other companies.

The Company believes that the presentation of non-GAAP financial measures provides useful information to investors regarding the Company’s financial condition and results of operations because these measures, when used in conjunction with related GAAP financial measures, (i) together provide a more comprehensive view of the Company’s core operations and ability to generate cash flow, (ii) provide investors with the financial analytical framework upon which management bases financial, operational, compensation and planning decisions and (iii) presents measurements that investors and rating agencies have indicated to management are useful to them in assessing the Company and its results of operations.  Management uses these non-GAAP financial measures to plan and measure the performance of its core operations, and its divisions measure performance and report to management based upon these measures.  In addition, the Company believes that free cash flow and operating cash flow, as the Company defines them, can assist in comparing performance from period to period, without taking into account factors affecting cash flow reflected in the statement of cash flows, including changes in working capital and the timing of purchases and payments.  The Company has shown adjustments to its financial presentations to exclude $10.4 million of acquisition and integration costs in the first quarter of 2010 because the Company believes that such costs in the first quarter of 2010 are unusual, and that the magnitude of such costs in the first quarter of 2010 materially exceed the comparable costs in the first quarter of 2009.  In addition, the Company has shown adjustments to its financial presentations to exclude $7.3 million and $8.2 million of non-cash pension costs in the first quarters of 2010 and 2009, respectively, and $0.1 million and $2.6 million of severance and early retirement costs in the first quarters of 2010 and 2009, respectively, because investors have indicated to management that such adjustments are useful to them in assessing the Company and its results of operations.

Management uses these non-GAAP financial measures to (i) assist in analyzing the Company’s underlying financial performance from period to period, (ii) evaluate the financial performance of its business units, (iii) analyze and evaluate strategic and operational decisions, (iv) establish criteria for compensation decisions, and (v) assist management in understanding the Company’s ability to generate cash flow and, as a result, to plan for future capital and operational decisions.  Management uses these non-GAAP financial measures in conjunction with related GAAP financial measures.  The Company believes that the non-GAAP financial measures are meaningful and useful for the reasons outlined above.

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While the Company utilizes these non-GAAP financial measures in managing and analyzing its business and financial condition and believes they are useful to management and to investors for the reasons described above, these non-GAAP financial measures have certain shortcomings.  In particular, free cash flow does not represent the residual cash flow available for discretionary expenditures, since items such as debt repayments and dividends are not deducted in determining such measure.  Operating cash flow has similar shortcomings as interest, income taxes, capital expenditures, debt repayments and dividends are not deducted in determining this measure.  Management compensates for the shortcomings of these measures by utilizing them in conjunction with their comparable GAAP financial measures.  The information in this press release should be read in conjunction with the financial statements and footnotes contained in our documents filed with the U.S. Securities and Exchange Commission.

About Frontier Communications
Frontier Communications Corporation (NYSE:FTR) offers telephone, video and internet services in 24 states with approximately 5,400 employees.  More information is available at www.frontier.com.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of The Private Securities Litigation Reform Act of 1995.  These statements are made on the basis of management’s views and assumptions regarding future events and business performance.  Words such as “believe,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements.  Forward-looking statements (including oral representations) involve risks and uncertainties that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements.  These risks and uncertainties are based on a number of factors, including but not limited to: Our ability to complete the Verizon Transaction; the failure to obtain, delays in obtaining or adverse conditions contained in any required regulatory approvals for the Verizon Transaction; for two years after the merger, Frontier may be limited in the amount of capital stock that it can issue to make acquisitions or to raise additional capital. Also, Frontier’s indemnity obligation to Verizon may discourage, delay or prevent a third party from acquiring control of Frontier during this two-year period in a transaction that stockholders of Frontier might consider favorable; the ability to successfully integrate the Verizon operations into our existing operations; the effects of increased expenses incurred due to activities related to the Verizon Transaction; the ability to successfully migrate Verizon’s West Virginia operations from Verizon owned and operated systems and processes to our owned and operated systems and processes; the risk that the growth opportunities and cost synergies from the Verizon Transaction may not be fully realized or may take longer to realize than expected; the sufficiency of the assets contributed by Verizon to enable the combined company to operate the acquired business; disruption from the Verizon Transaction making it more difficult to maintain relationships with customers, employees or suppliers; the effects of greater than anticipated competition requiring new pricing, marketing strategies or new product or service offerings and the risk that we or, if the Verizon Transaction is completed, the combined company will not respond on a timely or profitable basis; reductions in the number of our access lines or, if the Verizon Transaction is completed, the combined company’s access lines that cannot be offset by increases in HSI subscribers and sales of other products; our ability to sell enhanced and data services in order to offset ongoing declines in revenues from local services, switched access services and subsidies; the effects of changes in the availability of federal and state universal funding to us and our competitors; the effects of ongoing changes in the regulation of the communications industry as a result of federal and state legislation and regulation; the effects of competition from cable, wireless and other wireline carriers (through VOIP, DOCSIS 3.0, 4G or otherwise); our ability to adjust successfully to changes in the communications industry and to implement strategies for growth; adverse changes in the credit markets or in the ratings given to our debt securities or, if the Verizon Transaction is completed, the combined company’s debt securities, by nationally accredited ratings organizations, which could limit or restrict the availability, or increase the cost, of financing; continued reductions in switched access revenues as a result of regulation, competition or technology substitutions; the effects of changes in both general and local economic conditions on the markets that we serve or that, if the Verizon Transaction is completed, the combined company will serve, which can affect demand for our or its products and services, customer purchasing decisions, collectability of revenues and required levels of capital expenditures related to new construction of residences and businesses; our ability to effectively manage service quality in our existing territories, and if the Verizon Transaction is completed, in

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our new territories; our ability to successfully introduce new product offerings, including our ability to offer bundled service packages on terms that are both profitable to us and attractive to our customers; changes in accounting policies or practices adopted voluntarily or as required by generally accepted accounting principles or regulations; our ability to effectively manage our or, if the Verizon Transaction is completed, the combined company’s operations, operating expenses and capital expenditures, and to repay, reduce or refinance our or the combined company’s debt; the effects of bankruptcies and home foreclosures, which could result in difficulty in collection of revenues and loss of customers; the effects of technological changes and competition on our capital expenditures and product and service offerings or, if the Verizon Transaction is completed, the capital expenditures and product and service offerings of the combined company, including the lack of assurance that the ongoing network improvements will be sufficient to meet or exceed the capabilities and quality of competing networks; the effects of increased medical, retiree and pension expenses and related funding requirements; changes in income tax rates, tax laws, regulations or rulings, and/or federal or state tax assessments; the effects of state regulatory cash management policies on our ability or, if the Verizon transaction is completed, the combined company’s ability to transfer cash among our or the combined company’s subsidiaries and to the parent company; our ability to successfully renegotiate union contracts expiring in 2010 and thereafter; declines in the value of our pension plan assets or, if the Verizon Transaction is completed, the combined company’s pension plan assets, which could require us or the combined company to make contributions to the pension plan in 2011 and beyond; our ability to pay dividends in respect of our common shares or, if the Verizon Transaction is completed, the combined company’s common shares, which may be affected by our or the combined company’s cash flow from operations, amount of capital expenditures, debt service requirements, cash paid for income taxes and our or the combined company’s liquidity; the effects of any unfavorable outcome with respect to any current or future legal, governmental or regulatory proceedings, audits or disputes with respect to us or, if the Verizon Transaction is completed, the combined company; the possible impact of adverse changes in political or other external factors over which we or, if the Verizon Transaction is completed, the combined company, would have no control; and the effects of hurricanes, ice storms or other natural disasters.   These and other uncertainties related to our business are described in greater detail in our filings with the Securities and Exchange Commission, including our reports on Forms 10-K and 10-Q, and the foregoing information should be read in conjunction with these filings.  We do not intend to update or revise these forward-looking statements to reflect the occurrence of future events or circumstances.

Additional Information and Where to Find It
This press release is not a substitute for the definitive prospectus/proxy statement included in the Registration Statement on Form S-4 that Frontier filed, and the SEC has declared effective, in connection with the proposed transactions described in the definitive prospectus/proxy statement.  INVESTORS ARE URGED TO READ THE DEFINITIVE PROSPECTUS/PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION, INCLUDING DETAILED RISK FACTORS.  The definitive prospectus/proxy statement and other documents filed or to be filed by Frontier with the SEC are or will be available free of charge at the SEC’s website, www.sec.gov, or by directing a request when such a filing is made to Frontier, 3 High Ridge Park, Stamford, CT 06905-1390, Attention: Investor Relations.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Frontier’s stockholders approved the proposed transactions on October 27, 2009, and no other vote of the stockholders of Frontier or Verizon is required in connection with the proposed transactions.

INVESTOR CONTACTS:		MEDIA CONTACT:
David Whitehouse	Gregory Lundberg	Brigid Smith
SVP & Treasurer	Director, Investor Relations	AVP Corporate Communications
(203) 614-5708	(203) 614-5044	(203) 614-5042
david.whitehouse@frontiercorp.com	greg.lundberg@frontiercorp.com	brigid.smith@frontiercorp.com

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TABLES TO FOLLOW

Frontier Communications Corporation
Consolidated Financial Data

	For the quarter ended
	March 31,		%
(Amounts in thousands, except per share amounts)	2010	2009	Change

Income Statement Data
Revenue	$519,849	$537,956	-3%

Network access expenses	53,543	60,684	-12%
Other operating expenses	193,025	200,204	-4%
Depreciation and amortization	101,049	137,558	-27%
Acquisition and integration costs (1)	10,370	-	NM
Total operating expenses	357,987	398,446	-10%

Operating income	161,862	139,510	16%
Investment and other income, net	7,453	8,247	-10%
Interest expense	93,787	88,749	6%
Income before income taxes	75,528	59,008	28%
Income tax expense	32,056	22,053	45%
Net income (1)	43,472	36,955	18%
Less: Income attributable to the noncontrolling interest in a
partnership	907	652	39%
Net income attributable to common shareholders of Frontier (1)	$42,565	$36,303	17%

Weighted average shares outstanding	310,396	309,826	0%

Basic net income per share attributable to
common shareholders of Frontier (1) (2)	$0.14	$0.12	17%

Other Financial Data
Capital expenditures - Business operations	$39,927	$54,572	-27%
Capital expenditures - Integration activities	29,679	-	NM
Operating cash flow, as adjusted (3)	280,746	287,870	-2%
Free cash flow (3)	152,049	146,148	4%
Dividends paid	78,355	78,085	0%
Dividend payout ratio (4)	52%	53%	-2%

(1)
Includes acquisition and integration costs of $10.4 million ($6.5 million or $0.02 per share after tax) for the quarter ended March 31, 2010. Basic net income per share attributable to common shareholders of Frontier, as adjusted to exclude acquisition and integration costs, was $0.16 per share for the quarter ended March 31, 2010.

(2)	Calculated based on weighted average shares outstanding.
(3)	A reconciliation to the most comparable GAAP measure is presented in Schedules A and B at the end of these tables.
(4)	Represents dividends paid divided by free cash flow, as defined in Schedule A.

Frontier Communications Corporation
Consolidated Financial and Operating Data

	For the quarter ended
	March 31,			%
(Amounts in thousands)	2010	2009		Change

Selected Income Statement Data
Revenue
Local and long distance services	$ 223,581	$ 242,308	(1)	-8%
Data and internet services	163,368	156,730	(1)	4%
Switched access and subsidy	88,784	90,065		-1%
Directory services	24,617	27,705		-11%
Other	19,499	21,148	(1)	-8%
Total revenue	519,849	537,956		-3%

Expenses
Network access expenses	53,543	60,684		-12%
Other operating expenses (2)	193,025	200,204		-4%
Depreciation and amortization	101,049	137,558		-27%
Acquisition and integration costs	10,370	-		NM
Total operating expenses	357,987	398,446		-10%

Operating Income	$ 161,862	$ 139,510		16%

Other Financial Data
Revenue:
Residential	$ 220,396	$ 230,466		-4%
Business	210,669	217,425		-3%
Total customer revenue	431,065	447,891		-4%
Regulatory (Switched access and subsidy)	88,784	90,065		-1%
Total revenue	$ 519,849	$ 537,956		-3%

(1)
Reflects the reclassification of Long distance services revenue of $41.4 million to Local and long distance services revenue.  Reflects the reclassification of wireless data revenue of $0.3 million from Other revenue to Data and internet services revenue.

(2)
Includes non-cash pension costs of $7.3 million and $8.2 million for the quarters ended March 31, 2010 and 2009, respectively.  Includes severance and early retirement costs of $0.1 million and $2.6 million for the quarters ended March 31, 2010 and 2009, respectively.

Frontier Communications Corporation
Consolidated Financial and Operating Data

	For the quarter ended
	March 31,		%
(Amounts in thousands, except operating data)	2010	2009	Change

Other Financial and Operating Data

Access lines:
Residential	1,322,665	1,427,149	-7%
Business	760,147	789,654	-4%
Total access lines	2,082,812	2,216,803	-6%

Residential customer metrics:
Customers	1,230,426	1,323,369	-7%
Revenue	$220,396	$230,466	-4%
Average monthly residential revenue
per customer	$59.13	$57.53	3%
Percent of customers on price protection
plans	55.3%	48.2%	15%
Customer monthly churn	1.37%	1.49%	-8%
Products per residential customer (1)	2.54	2.42	5%

Business customer metrics:
Customers	138,223	149,901	-8%
Revenue	$210,669	$217,425	-3%
Average monthly business
revenue per customer	$503.41	$478.56	5%

Other data:
Employees	5,363	5,628	-5%
High-Speed Internet subscribers	644,060	600,047	7%
Video subscribers	175,775	146,010	20%
Switched access minutes of use (in millions)	2,077	2,377	-13%
Average monthly total revenue per
access line	$82.51	$80.21	3%
Average monthly customer revenue per
access line	$68.42	$66.78	2%

(1)
Products per residential customer:  primary residential voice line, HSI and video products have a value of 1. Frontier long distance, Frontier Peace of Mind, second lines, feature packages and dial-up have a value of 0.5.

Frontier Communications Corporation
Condensed Consolidated Balance Sheet Data

(Amounts in thousands)

	March 31, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$331,095	$358,693
Accounts receivable and other current assets	295,833	321,387
Total current assets	626,928	680,080

Property, plant and equipment, net	3,115,991	3,133,521

Other long-term assets	3,050,704	3,064,654
Total assets	$6,793,623	$6,878,255

LIABILITIES AND EQUITY
Current liabilities:
Long-term debt due within one year	$7,228	$7,236
Accounts payable and other current liabilities	318,819	385,441
Total current liabilities	326,047	392,677

Deferred income taxes and other liabilities	1,363,473	1,352,379
Long-term debt	4,796,474	4,794,129
Equity	307,629	339,070
Total liabilities and equity	$6,793,623	$6,878,255

Frontier Communications Corporation
Consolidated Cash Flow Data

(Amounts in thousands)

	For the three months ended March 31,
	2010	2009

Cash flows provided by (used in) operating activities:
Net income	$43,472	$36,955
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization expense	101,049	137,558
Stock based compensation expense	2,743	2,122
Pension expense	7,323	8,246
Other non-cash adjustments	(2,159)	(3,759)
Deferred income taxes	8,084	4,125
Change in accounts receivable	1,242	9,211
Change in accounts payable and other liabilities	(62,914)	(47,409)
Change in other current assets	24,312	26
Net cash provided by operating activities	123,152	147,075

Cash flows provided from (used by) investing activities:
Capital expenditures - Business operations	(39,927)	(54,572)
Capital expenditures - Integration activities	(29,679)	-
Other assets purchased and distributions received, net	142	158
Net cash used by investing activities	(69,464)	(54,414)

Cash flows provided from (used by) financing activities:
Long-term debt payments	(977)	(962)
Financing costs paid	(82)	-
Issuance of common stock	-	680
Dividends paid	(78,355)	(78,085)
Repayment of customer advances for construction and
distributions to noncontrolling interests	(1,872)	(490)
Net cash used by financing activities	(81,286)	(78,857)

Increase (decrease) in cash and cash equivalents	(27,598)	13,804
Cash and cash equivalents at January 1,	358,693	163,627

Cash and cash equivalents at March 31,	$331,095	$177,431

Cash paid during the period for:
Interest	$109,528	$116,408
Income taxes	$-	$1,255

		Schedule A

Reconciliation of Non-GAAP Financial Measures

	For the quarter ended March 31,
(Amounts in thousands)	2010	2009

Net Income to Free Cash Flow;
Net Cash Provided by Operating Activities

Net income	$43,472	$36,955

Add back:
Depreciation and amortization	101,049	137,558
Income tax expense	32,056	22,053
Acquisition and integration costs	10,370	-
Pension expense (non-cash) (1)	7,323	8,246
Stock based compensation	2,743	2,122

Subtract:
Cash paid for income taxes	-	1,255
Other income, net	5,037	4,959
Capital expenditures - Business operations (2)	39,927	54,572
Free cash flow	152,049	146,148

Add back:
Deferred income taxes	8,084	4,125
Non-cash (gains)/losses, net	7,907	6,609
Other income, net	5,037	4,959
Cash paid for income taxes	-	1,255
Capital expenditures - Business operations (2)	39,927	54,572

Subtract:
Changes in current assets and liabilities	37,360	38,172
Income tax expense	32,056	22,053
Acquisition and integration costs	10,370	-
Pension expense (non-cash) (1)	7,323	8,246
Stock based compensation	2,743	2,122
Net cash provided by operating activities	$123,152	$147,075

(1)
Includes pension expense of $9.0 million and $10.2 million, less amounts capitalized into the cost of capital expenditures of $1.7 million and $2.0 million, for the quarters ended March 31, 2010 and 2009, respectively.

(2)	Excludes capital expenditures for integration activities.

									Schedule B

	Reconciliation of Non-GAAP Financial Measures

		For the quarter ended March 31, 2010					For the quarter ended March 31, 2009
	(Amounts in thousands)
			Acquisition		Severance				Severance
			and	Non-cash	and Early			Non-cash	and Early
	Operating Cash Flow and	As	Integration	Pension	Retirement	As	As	Pension	Retirement	As
	Operating Cash Flow Margin	Reported	Costs	Costs (1)	Costs	Adjusted	Reported	Costs (1)	Costs	Adjusted

	Operating Income	$161,862	$(10,370)	$(7,323)	$(142)	$179,697	$139,510	$(8,246)	$(2,556)	$150,312

	Add back:
	Depreciation and
	amortization	101,049	-	-	-	101,049	137,558	-	-	137,558
	Operating cash flow	$262,911	$(10,370)	$(7,323)	$(142)	$280,746	$277,068	$(8,246)	$(2,556)	$287,870

	Revenue	$519,849				$519,849	$537,956			$537,956

	Operating income margin
	(Operating income divided
	by revenue)	31.1%				34.6%	25.9%			27.9%

	Operating cash flow margin
	(Operating cash flow divided
	by revenue)	50.6%				54.0%	51.5%			53.5%

(1)
Includes pension expense of $9.0 million and $10.2 million, less amounts capitalized into the cost of capital expenditures of $1.7 million and $2.0 million, for the quarters ended March 31, 2010 and 2009, respectively.